Exhibit 19.1

CONX CORP.

INSIDER TRADING POLICY

CONX Corp. and its subsidiaries (hereinafter collectively referred to as the “Company”) have established this Insider Trading Policy (this “Policy”).  The Company has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.  You are responsible for understanding and complying with this Policy.

1.	Scope of Policy
A.

Persons Covered.  The restrictions set forth in this Policy apply to all Company officers, members of its board of directors, and employees, wherever located (collectively, “Employees”).  This Policy also applies to “Related Persons” of Employees which are defined as (1) members of an Employee’s immediate family (i.e., spouse, parents, natural and adopted minor children, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and-sisters-in law) no matter where they reside; (2) any person sharing the household of the Employee; (3) any other persons over whose securities trading decisions the Employee exercises substantial control and (4) any trust or other estate in which an Employee has a substantial beneficial interest or as to which the Employee serves as trustee or in a similar fiduciary capacity.

B.

Transactions and Securities Covered.  This policy applies to trading in securities of all types.  The term “trading” as used in this Policy includes purchases and sales as well as gifts of equity securities, convertible securities, options, including publicly-traded options, debt securities, including bonds and notes, and derivatives of any of the foregoing.  This Policy also applies to the pledging as collateral of any Company securities, including establishing or increasing margin loans.  The trading restrictions in this Policy do not apply to exercises of stock options granted pursuant to any Company stock option plan where no Company common stock is sold.  The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options, including (if applicable) a cashless exercise of options in which the proceeds from the sale of common stock underlying the options are used to fund the option exercise price or related taxes.  See Section 3 below for additional prohibited transactions.

C.

Companies Covered.  This Policy applies to the securities of the Company, RED Technologies SAS, and any other company about which you acquire material nonpublic information in the course of your duties for the Company, such as suppliers or vendors (each, a “Covered Company”).  You may not trade the securities of any Covered Company while in possession of material nonpublic information regarding such company, or disclose this information to any other person, except as otherwise permitted in this Policy.  Since it can be very difficult for an employee to determine when it may be appropriate to trade in the securities of a supplier or vendor, you are discouraged from making such investments.

2.	Statement of Policy
A.

No Insider Trading.  You may not trade in securities of the Company, directly or through Related Persons, if you are aware of material nonpublic information about the Company.  You also may not trade in the securities of any other Covered Company if you have obtained material nonpublic information about that company during the course of your duties for the Company.

B.

No Tipping.  You may not disclose material nonpublic information to any other person (including other Employees of the Company), except when and solely to the extent necessary to fulfill the responsibilities of your job.  In addition to violating this Policy, it is illegal to convey such information to another or recommend to anyone to trade any securities or refrain from trading any securities when you are aware of such information (“tipping”) regardless of whether the person makes a trade.  These restrictions apply regardless of whether you receive any monetary benefit from the individual you tip off (the “tippee”).  In addition, you should never advise another Employee (or any other person) regarding whether or not to trade in the Company’s securities.

C.

Trading Blackouts Specified Persons (as defined in Section 6 below), including members of the Company’s board of directors, executive officers and certain other designated Employees who, by virtue of their position in the Company, are routinely aware of material nonpublic information, may not trade in Company securities during any trading blackout applicable to such Specified Person.  See Section 6 for addition information regarding trading blackouts.

D.

Pre-Clearance of Trades.  All Specified Persons must pre-clear all trades in Company securities, which may only take place during trading windows in accordance with Section 6 of this Policy.  Special restrictions on trading are in place for members of the Company’s board of directors or executive officers under Section 16 of the Securities Exchange Act of 1934.  See Section 6 for addition information regarding pre-clearance requirements.

3.	Additional Prohibited Transactions

The Company considers it inappropriate for Employees to engage in certain short-term or speculative transactions in the Company’s securities, as it is inconsistent with Employees’ expected commitment to the long-term prospects for the Company.  In addition, these types of short-term or speculative transactions may lead to inadvertent violations of the insider trading laws.  For these reasons, this Policy also prohibits the following types of transactions, unless the Employee obtains the prior written approval of the Company for the specific transaction in which he/she wishes to engage:

A.	Short Term Trading. Employees may not engage in short-term trading, defined as selling Company securities within six months of purchasing such securities.

B.

Short Sales.  Employees may not sell Company securities that the Employee does not own, or engage in any sale of Company securities that is completed by the delivery securities borrowed by the Employee.  This prohibition also includes the practice of selling for future delivery of Company stock already owned (known as “selling against the box”).

C.

Options Trading.  Employees may not buy or sell put or call options or other derivative securities on the Company’s securities.  THIS PROHIBITION ON OPTIONS TRADING DOES NOT PRECLUDE YOU FROM EXERCISING ANY EMPLOYEE STOCK OPTION WHICH MAY BE ISSUED BY THE COMPANY.  However, sales of Company common stock received upon the exercise of options remain subject to this Policy.

D.	Trading on Margin. Employees may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.
E.	Hedging. Employees may not engage in any type of hedging or monetization transaction with respect to the Company’s securities.
4.	Definition of Material Nonpublic Information
A.	Material Information. Under this Policy and United States securities laws, information is “material” if:
•	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•	the information, if made public, likely would affect (either negatively or positively) the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.  As a practical matter, if you are in possession of nonpublic information that causes you to want to buy or sell Company securities, you should consider that information material and you must refrain from any transactions in Company securities in accordance with this Policy.  Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:

•	Earnings information (annual, quarterly, and monthly financial results, as well as guidance or projections related to future results);
•	Changes to the senior management of the Company;
•	Potential acquisition, merger, or sale of a business or business unit;
•	Expansion or curtailment of operations;
•	Development of new products or services;
•	New litigation or government actions involving the Company, or a significant change in ongoing litigation or government actions;
•	Changes in analyst recommendations or debt ratings; and

•	Changes in auditors or an auditor notification that the Company may no longer rely on an audit report; and
•	Information similar to these items for any supplier, customer, or vendor of the Company.
B.

Nonpublic Information.  Nonpublic information is information that has not been adequately disclosed to the public.  Information is “adequately disclosed to the public” if (1) the information is publicly disseminated and (2) sufficient time has passed for the securities markets to digest the information.  The Company generally considers information to have been adequately disclosed to the public at the beginning of the first trading day after (1) the information has been released to the media by means of a press release, media advisory or other official oral or written communication intended for wide distribution (note that media reports of rumors are not necessarily sufficient for this purpose) or (2) the filing of the information in a disclosure document the Company files with the Securities and Exchange Commission (the “SEC”).  Thus, if a press release is issued on Thursday afternoon after the securities markets have closed and published by the media that same day, the information would normally be considered adequately disclosed to the public on the following Monday (assuming Friday and Monday are trading days).  If a document is filed with the SEC on Monday morning before the securities markets have opened, the information is considered adequately disclosed to the public on Tuesday (assuming Monday and Tuesday are trading days).  However, the Legal Department will make the final determination specifically as to when the window will open.  This is not a guarantee that the Legal Department will always send out a notification regarding the window opening or closing, especially if such closure is temporary or only applicable to Specified Persons.

5.	Confidentiality

This Policy establishes safeguards against insider trading and tipping.  Your failure to follow the safeguards established below is itself a violation of this Policy.

A.

Disclosure of Material Nonpublic Information.  If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose.  The utmost care must be exercised at all times in order to protect the Company’s confidential information.  If, in connection with the fulfillment of your responsibilities, it will be necessary for you to disclose material nonpublic information to persons or organizations outside of the Company, you should contact the Company prior to disclosure to determine what steps (e.g., execution of a nondisclosure agreement) should be taken to prevent unauthorized dissemination of the sensitive information.

B.	Requests for Information. Employees may be the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information.  Under no circumstances should an Employee attempt to handle these inquiries without prior authorization.  Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.  If you receive a request for information from members of the public, you should refer such inquiries to the Chief Executive Officer of the Company.

6.	Additional Restrictions on Directors, Executive Officers and Designated Employees

To avoid even the appearance of impropriety, additional trading restrictions apply to “Specified Persons,” which are defined as all members of the Company’s board of directors, executive officers, persons at or above the vice-president level and certain other designated Employees who have been informed of such designation, as well as the Related Persons of such individuals who, by virtue of their position in the Company, are routinely aware of material nonpublic information.  This Policy generally prohibits Specified Persons from trading in Company securities during Blackout Periods (as defined below), and requires such persons to receive pre-clearance for all transactions in Company securities.

A.

Blackout Periods.  No Specified Person, may trade in the Company’s securities during certain designated blackout periods (“Blackout Periods”).  This prohibition also applies to sales of Company common stock received upon the exercise of options, including (if applicable) a cashless exercise of options in which the proceeds from the sale of common stock underlying the options are used to fund the option exercise price or related taxes.

1)

Quarterly Blackout Periods.  The Company’s Quarterly Blackout Periods commence on the fifteenth day of the last month of each fiscal quarter (i.e., March 15, June 15, September 15, and December 15) and generally ends at the start of the first trading day after one full trading day has passed since the earlier of the filing by the Company of its next 10-Q or 10-K with the SEC or the public release of earnings for the completed quarter unless the end date of the Blackout Period is after another Blackout Period has begun.  For example, in the third quarter, the Blackout Period begins on September 15.  If the third quarter 10-Q is filed with the SEC before the market opens on November 14 and November 15 is a trading day, then the last day of the Blackout Period will be November 14 and the window will open on November 15.  However, if the third quarter 10-Q is filed with the SEC after the market opens on November 14 and November 15 is a trading day, then the last day of the Blackout Period will be November 15 and the window will open on November 16.

2)

Special Blackout Periods.  From time to time, other types of material nonpublic information regarding the Company may be pending and not be publicly disclosed.  While such material nonpublic information is pending, the Company may impose special Blackout Periods during which some or all Specified Persons are prohibited from trading in the Company’s securities.  The existence of a special Blackout Period may not be announced.  Any Specified Person who is made aware of an unannounced Blackout Period may not disclose its existence to any other person.  Certain special Blackout Periods (for example, relating to a contemplated transaction) may apply to Employees who are not Specified Persons.  Such Employees will be notified of the existence of any such special Blackout Period and, such Employees may not disclose its existence to any other person.

B.

Pre-Clearance of Trades.  Specified Persons are permitted to trade in the Company’s securities when no Blackout Period is in effect only upon receiving a pre-clearance from the Company.  Pre-clearance can be sought by emailing jason.kiser@dish.com.  Members of the Company’s board of directors and executive officers under Section 16 of the Securities Exchange Act of 1934 must receive pre-clearance from the Company.  Clearance of a transaction is valid only for a 48-hour period.  If the transaction order is not executed within that 48-hour period, clearance of the transaction must be re-requested.  If clearance is denied, the fact of such denial must be kept confidential by the person requesting the clearance.

C.

Exception for Securities Trading Plans.  Purchases or sales of the Company Securities made pursuant to, and in compliance with, a written plan established by a director, officer or other member of management that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Trading Plan”) may be made without restriction to any particular period provided that the Trading Plan was established in good faith at the time when such individual was not in possession of material nonpublic information about the Company and not during any Blackout Period. All Trading Plans (along with any revisions or amendments thereto) must be reviewed and approved in advance of adoption and any trades thereunder by the Company and the Company must be notified of any termination of such Trading Plan. All Trading Plans shall be subject to a 30-day cooling off period (or such other cooling off period as may be required by law) between the date of adoption of a Trading Plan and the date of the first transaction.

D.	EC Reporting Requirements

Directors and certain officers designated by the Board of Directors (“Section 16 Filers”) are required to file beneficial ownership forms with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934, including:

•

An initial statement summarizing the Section 16 Filer’s beneficial ownership of equity securities of the Company, usually filed at the time of becoming a director or Section 16 Filer, regardless of whether the person actually owns any such securities (Form 3).

•

Statements of changes in each Section 16 Filer’s beneficial ownership of equity securities of the Company, or derivatives thereof, to be filed before the end of the second business day after any such change (Form 4).

•

Annual statement of each Section 16 Filer’s beneficial ownership of equity securities, filed within 45 days of the end of the Company’s fiscal year, but only to the extent securities transactions were not earlier reported (Form 5).

In addition, members of the Company’s board of directors and certain officers must comply with the requirements of Rule 144 under the Securities Act of 1933 with respect to the sale of any Company securities, including the detailed reporting requirements on Form 144, and strict limitations and requirements regarding:

•	the number of shares that may be sold during an established period of time;
•	for certain securities, the length of time for which they must be held before they are sold;
•	the public availability of information about the Company; and
•	the manner of sale.

Although the Company will provide information to its Section 16 Filers concerning the requirements of Rule 144 and Section 16, each officer and director bears legal responsibility for complying with these requirements.  Please contact the Company or, if you prefer, your individual legal counsel, regarding any questions you have in this area.

7.	Violations of this Policy
A.

Civil and Criminal Penalties.  Federal and state securities laws impose or permit severe civil and criminal penalties for illegally trading securities while in possession of material nonpublic information, including but not limited to jail sentences, criminal fines, disgorgement of profits gained or losses avoided, and civil penalties.  Such penalties can be applied even to persons who do not personally profit from their activities (e.g., in cases of tipping or where the trades did not result in profits).  The Company will not be responsible for the legal costs and expenses of any Employee who violates this policy and is accused of wrongdoing related to the violation.

B.

Disciplinary Actions.  Employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment for cause, whether or not the failure to comply with this Policy results in a violation of law.  If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country.  Employees must abide by the laws in the country where located.  However, you are required to comply with this Policy even if local law is less restrictive.

8.	Questions and Further Information

If you have any doubts about the materiality of any nonpublic information, or if you have reason to doubt whether material nonpublic information has been adequately disclosed to the public,

you should consult with the Company before disclosing any such information to any other person or trading a security while in possession of such information.  If after reading this Policy, or at any other time, you have questions about insider trading, you should contact the Company.